Exhibit 99.1

FOR IMMEDIATE RELEASE

ENDEV HOLDINGS INC. (OTCQB: EDEV) ANNOUNCES
LETTER OF INTENT TO PURCHASE LEADING LATIN AMERICAN
MOBILE CONTENT AND SERVICES COMPANY

LOS ANGELES, CA, April 24, 2013 – EnDev Holdings Inc. (the “Company”) (OTCQB:EDEV) announces that it has entered into an Exclusivity Agreement and Non-Binding Letter of Intent (“LOI”) to purchase 100% of one of Latin America’s largest and most successful mobile content and services companies (the “Acquisition”).  The parties intend to complete the purchase no later than July 31, 2013.

The Acquisition, a private company, has been in business for over a decade and has a consistent track record of delivering revenue and earnings growth.  Last year it completed the best year in its history with almost $70 million USD in gross revenue, and with significant profitability.

With operations across the Latin American region from Mexico to Argentina, and distribution agreements with dozens of wireless operators, the Acquisition has a potential reach of more than 600 million users.  The Acquisition is well-regarded for its ability to integrate the entire mobile value chain for its clients, through a scalable, proprietary system that assimilates content procurement and aggregation, including media content and apps, content delivery to mobile users, and billing through interfaces with the wireless operators; and which combines a monetization platform that encompasses various content subscription formats, virtual money for virtual goods, mobile marketing and mobile advertising.

The Company intends to immediately engage a registered investment dealer in the United States to raise sufficient capital to accomplish the purchase of the Acquisition and furnish working capital for the Company’s growth in markets outside of Latin America. Under the terms of the LOI, the purchase of the Acquisition would primarily be paid for with cash consideration, a component of which is structured as a three-year earn-out, and conditioned on the achievement of certain EBITDA hurdles. The Acquisition would also receive some common stock, valued on the same basis as the equity component of the Company’s intended financing.  Completion of the transaction under the LOI is dependent on, among other things, the completion of due diligence satisfactory to the Company, and the completion of an audit under US GAAP.  (The Acquisition is currently audited in Latin America in accordance with IFRS−International Financial Reporting Standards.)  The parties expect the audit under US GAAP to be completed within approximately 6-8 weeks.

Under the terms of the Exclusivity Agreement, the parties have agreed that the Acquisition will not engage in any negotiations or discussions with other potential acquirers during the period of exclusivity, which currently runs until July 31, 2013.  The parties have also agreed to maintain the confidentiality of the identity of the Acquisition in order to protect the Acquisition’s competitive interests, and the interests of its many customers and employees, during what is always a tumultuous period for a company that is in the process of being acquired.

CEO Martin J. Doane commented:  “We are thrilled to enter into this letter of intent with the Acquisition.  We consider the Acquisition to furnish the best possible launch pad for our global digital media business.  It has been a delight to work together with the founders of the Acquisition to advance the transaction to this stage.  They are top-notch people and business executives.  We are also gratified that the founders have agreed to remain with the company for at least three years following the completion of the transaction, and share our vision to develop a global, mobile, digital media platform.”

There are no assurances that the parties will be able to negotiate a mutually acceptable Definitive Agreement or that applicable corporate and securities laws can be satisfied, or that all subjects will be removed such that the transaction as contemplated in the Letter of Intent can be completed or closed.

For more information contact:   Martin Doane at martin.doane@ubequitycapital.com.

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.